EXHIBIT 11-1

SAVVIS COMMUNICATIONS CORPORATION

CALCULATION OF BASIC AND DILUTED LOSS PER COMMON SHARE AND

WEIGHTED AVERAGE COMMON SHARES USED IN EPS CALCULATION

(dollars in thousands, except per share amounts)

(unaudited)

For the Three Months Ended September 30, 2003
Weighted average shares outstanding:
Common stock:
Shares outstanding at the beginning of period, net of 188,028 shares subject to forfeiture	93,840,627
Weighted average shares, issued, or restricted shares vested during the three months ended September 30, 2003, net of treasury shares (704,826 new shares issued)	779,359

94,619,986

Loss attributable to common stockholders	$(32,154)

Basic and diluted loss per common share	$(0.34)

For the Nine Months Ended September 30, 2003
Weighted average shares outstanding:
Common stock:
Shares outstanding at the beginning of period, net of 336,890 shares subject to forfeiture	93,691,491
Weighted average shares, issued, or restricted shares vested during the nine months ended September 30, 2003, net of treasury shares (242,983 new shares issued)	392,412

94,083,903

Loss attributable to common stockholders	$(102,917)

Basic and diluted loss per common share	$(1.09)